Exhibit 5.Q.b

SCHEDULE “B”

TO THE OROMIN EXPLORATIONS LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

CONSOLIDATION

Corruption of Foreign Public Officials Act

S.C. 1998, c. 34

Current to February 6, 2013

Published by the Minister of Justice at the following address:

http://laws-lois.justice.gc.ca

OFFICIAL STATUS OF CONSOLIDATIONS

Subsection 31(1) and (2) of the Legislation revision and Consolidation Act, in force on June 1, 2009, provide as follows:

Published consolidation is evidence

31. (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

Inconsistencies in Acts

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.

NOTE

This consolidation is current to February 6, 2013. Any amendments that were not in force as of February 6, 2013 are set out at the end of this document under the heading “Amendments Not in Force”.

TABLE OF PROVISIONS

Section		Page

An Act respecting the corruption of foreign public officials and the implementation of the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and to make related amendments to other Acts

	SHORT TITLE	1
1	Short title	1

	INTERPRETATION	1
2	Definitions	1

	GENERAL	2
3	Bribing a foreign public official	2

	RELATED AMENDMENTS	3

	CONDITIONAL AMENDMENT	3

	ANNUAL REPORT	3
12	Annual Report	3

	COMING INTO FORCE	4
*13	Coming into force	4

S.C. 1998, c. 34

An Act respecting the corruption of foreign public officials and the implementation of the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and to make related amendments to other Acts.

[Assented to 10th December 1998]

Her Majesty, by and with the advice and consent of the Senate and House of Commons of Canada, enacts as follows:

SHORT TITLE

Short title	1. This Act may be cited as the Corruption of Foreign Public Officials Act.

INTERPRETATION

Definitions “business” « affaires » “foreign public official” « agent public étranger »

2. The definitions in this section apply in this Act.

“business” means any business, profession, trade, calling, manufacture or undertaking of any kind carried on in Canada or elsewhere for profit.

“foreign public official” means

(a) a person who holds a legislative, administrative or judicial position of a foreign state;

(b) a person who performs public duties or functions for a foreign state, commission, corporation or other body or authority that is established to perform a duty or function on behalf of the foreign state, or is performing such a duty or function; and

(c) an official or agent of a public international organization that is formed by two or more states or governments, or by two or more such public international organizations.

“foreign state” « État étranger »

“foreign state” means a country other than Canada, and includes

(a) Any political subdivision of that country;
(b) The government, and any department of branch, of that country or of a political subdivision of that country; and
(c) Any agency of that country or of a political subdivision of that country.

“peace officer” « agent de la paix »	“peace officer” means a peace officer as defined in section 2 of the Criminal Code.

“person” « quiconque »	“person” means a person as defined in section 2 of the Criminal Code.

GENERAL

Bribing a Foreign public official

3. (1) Every person commits an offence who, in order to obtain or retain an advantage in the course of business, directly or indirectly gives, offers or agrees to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official

(a) as consideration for an act or omission by the official in connection with the performance of the official’s duties or functions; or

(b) to induce the official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions.

Punishment	(2) Every person who contravenes subsection (1) is guilty of an indictable offence and liable to imprisonment for a term not exceeding five years.

Saving provision

(3) No person is guilty of an offence under subsection (1) if the loan, reward, advantage or benefit

(a) is permitted or required under the laws of the foreign state or public international organization for which the foreign public official performs duties or functions; or

(b) was made to pay the reasonable expenses incurred in good faith by or on behalf of the foreign public official that are directly related to

(i) the promotion, demonstration or explanation of the person’s products and services, or

(ii) the execution or performance of a contract between the person and the foreign state for which the official performs duties or functions.

Facilitation payments

(4) For the purpose of subsection (1), a payment is not a loan, reward, advantage or benefit to obtain or retain an advantage in the course of business, if it is made to expedite or secure the performance by a foreign public official of any act of a routine nature that is part of the foreign public official’s duties or functions, including

(a) the issuance of a permit, licence or other document to qualify a person to do business;

(b) the processing of official documents, such as visas and work permits;

(c) the provision of services normally offered to the public, such as mail pick up and delivery, telecommunication services and power and water supply; and

(d) the provision of services normally provided as required, such as police protection, loading and unloading of cargo, the protection of perishable products or commodities from deterioration or the scheduling of inspections related to contract performance or transit of goods.

Greater Certainty

(5) For greater certainty, an “act of a routine nature” does not include a decision to award new business or to continue business with a particular party, including a decision on the terms of that business, or encouraging another person to make any such decision.

4. to 7. [Repealed, 2001, c. 32, s. 58]

RELATED AMENDMENTS

8. to 10. [Amendments]

CONDITIONAL AMENDMENT

11. [Amendment]

ANNUAL REPORT

Annual Report

12. Within four months of the end of each fiscal year, the Minister of Foreign Affairs, the Minister for International Trade and the Minister of Justice and Attorney General of Canada shall jointly prepare a report on the implementation of the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and on the enforcement of this Act, and the Minister of Foreign Affairs shall cause a copy of the report to be laid before each House of Parliament on any of the first fifteen days on which that House is sitting after the report is completed.

COMING INTO FORCE

Coming into force	13. This Act or any of its provisions comes into force on a day or days to be fixed by order of the Governor in Council. * [Note: Act in force February 14, 1999, see SI/99-13.]